Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement(s) (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-31993, 333-32187, 333-60578, 333-162036, 333-162037, 333-162049, 333-190626, 333-193713, 333-199738, 333-217476, 333-223125, 333-224618, 333 231133, 333-238167, and 333-256039) on Form S-8 and (Nos. 333-213780 and 333-208186) on Form S-4 of our reports dated March 11, 2022, with respect to the consolidated financial statements of Diebold Nixdorf, Incorporated and the effectiveness of internal control over financial reporting.

/s/  KPMG LLP

Cleveland, Ohio
March 11, 2022